EXHIBIT 99.1

T-Mobile US Reports Fourth Quarter and Full-Year 2014 Results
Delivers Year of Record Growth and Outperforms the Competition Across all Key Metrics

Fourth Quarter and Full-Year 2014 Highlights:

•	Fastest growing wireless company delivers record year of customer growth:

◦	2.1 million total net adds in 4Q14 - 8.3 million in 2014

◦	1.3 million branded postpaid net adds in 4Q14 - 4.9 million in 2014

◦	1.0 million branded postpaid phone net adds in 4Q14 - 4.0 million in 2014

◦	T-Mobile captured nearly 80% of industry postpaid phone growth in 4Q14 - nearly 100% in 2014

•	Strong financial performance balancing growth and profitability:

◦	Service revenues up 13.6% YoY in 4Q14 and up 9.0% YoY in 2014

◦	Total revenues up 19.4% YoY in 4Q14 and up 13.1% YoY in 2014

◦	Diluted earnings per share of $0.12 in 4Q14 compared to a loss of $0.12 in 3Q14

◦	2014 Adjusted EBITDA of $5.6 billion, up 6.0% YoY, achieving guidance despite higher customer growth

•	4Q14 Adjusted EBITDA of $1.8 billion, up 41.3% YoY

•	4Q14 Adjusted EBITDA margin of 30%, up from 24% in 3Q14 and 4Q13

•	Only major US wireless carrier with expanding sequential Adjusted EBITDA margins in 4Q14

•	Rapid expansion of the nation’s fastest 4G LTE network:

◦	265 million 4G LTE POPs at end of 2014 - targeting 300 million Americans in 2015

◦	121 Wideband LTE market areas - over 150 market areas targeted by year-end 2015

◦	700 MHz A-Block spectrum deployment well under way in multiple markets

•	Clear execution on synergies with MetroPCS:

◦	Projected to reach full run-rate synergies of at least $1.5 billion by 2016

◦	NPV of synergies now expected to be $9-10 billion, up from original projection of $6-7 billion

•	Strong outlook for 2015:

◦	Target of 2.2 to 3.2 million branded postpaid net customer additions

◦	Target of $6.8 to $7.2 billion of Adjusted EBITDA

◦	Target of $4.4 to $4.7 billion of cash capex

BELLEVUE, Wash. - February 19, 2015 - T-Mobile US, Inc. (NYSE: TMUS) today reported fourth quarter and full-year 2014 results reflecting a record year of growth. The Company delivered the best customer growth year in T-Mobile’s history and outperformed the competition.

“2014 was the best year of growth in company history,” said John Legere, President and CEO of T-Mobile.  “Our Un-carrier moves helped us blow away the competition.  The best is yet to come as the future looks bright in 2015.”

Un-Carrier Delivering Results
Since launching Un-carrier™ in 2013, T-Mobile has transformed the wireless industry with innovations such as No Annual Service Contracts, equipment installment plans, the JUMP! ® device upgrade program, free international data roaming, lifetime free data allowances for tablets, Contract Freedom™, T-Mobile Test Drive™, Music Freedom™, and Wi-Fi Un-leashed. In the fourth quarter of 2014, the Company again expanded the Un-carrier portfolio with:

•
Un-carrier 8.0: Data Stash™: With Data Stash, T-Mobile became the first national wireless provider to allow customers to save and retain their unused data capacity. The high-speed data that a customer does not use each month is automatically rolled into a personal Data Stash and available for use for one year. In addition, every Data Stash comes with an initial allotment of up to 10 GB of free 4G LTE data for qualifying customers. The service, which was announced on December 16, 2014 and launched on January 1, 2015, is offered at no extra charge to every new and existing T-Mobile customer on an eligible postpaid Simple Choice plan who buys extra high-speed data for their tablet or smartphone.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Operational and Financial Highlights for the Fourth Quarter and Full-Year 2014
All comparisons for annual results in this release are based on pro forma combined results in 2013.

T-Mobile continues to deliver strong customer growth and ended the year with more than 55 million total customers. In the fourth quarter of 2014, T-Mobile added 2.1 million net customers, marking the seventh quarter in a row that the Company has generated more than one million net customer additions. For the full-year 2014, T-Mobile added 8.3 million net customers, an 89% increase from the prior year.

In the fourth quarter of 2014, branded postpaid net customer additions were 1.3 million, including more than 1.0 million phone net customer additions, the highest in the U.S. wireless industry once again, and 239,000 mobile broadband net customer additions. For the full-year 2014, total branded postpaid net customer additions were 4.9 million, consisting of more than 4.0 million phone net customer additions and 839,000 mobile broadband net customer additions.

T-Mobile’s branded prepaid business led the industry with more than 1.2 million prepaid net customer additions in 2014, including 266,000 in the fourth quarter of 2014.

Branded postpaid phone churn amounted to 1.7% in the fourth quarter of 2014, up 10 basis points year-over-year and 9 basis points sequentially primarily due to increased competition and promotions in the marketplace.

As part of the ongoing movement toward simplifying the business, the Company continued to drive the penetration of Simple Choice plans within its customer base. The portion of branded postpaid customers on Simple Choice plans was 89% at the end of the fourth quarter of 2014, up from 84% at the end of the third quarter of 2014.

Consistent with industry trends, T-Mobile’s customers continued to migrate to smartphones. Total smartphone sales, including sales to branded postpaid and prepaid customers, were a record 8.0 million units in the fourth quarter of 2014, or 93% of all phone units sold.

Branded postpaid Average Billings Per User (ABPU) was $61.80 in the fourth quarter of 2014, up 5.1% compared to the fourth quarter of 2013, and the highest in the Company’s history. Branded postpaid phone Average Revenue Per User (ARPU) decreased sequentially by 3.2% to $48.26, driven by dilution resulting from promotional activities, including the “4 for $100” offer and a reduction in certain regulatory surcharges. Branded prepaid ARPU increased by 4.7% year-over-year to $37.51.

T-Mobile is disclosing three new metrics to assist investors in evaluating its performance in the branded postpaid business: Average Revenue Per Account (ARPA), Average Billings Per Account (ABPA), and Customers Per Account. The Company considers branded postpaid ARPA and ABPA indicative of its revenue growth potential given the increase in the average number of branded postpaid phone customers and increased penetration of mobile broadband devices.

Branded postpaid ARPA was $109.87 in the fourth quarter of 2014, essentially flat year-over-year and sequentially, while branded postpaid ABPA amounted to $143.79 in the fourth quarter of 2014, an increase of 12.9% year-over-year and 3.6% sequentially. The increase in ABPA was primarily due to growth in EIP billings as well as an increase in the number of customers per account.

In addition to strong customer growth, T-Mobile delivered outstanding financial results. In the fourth quarter of 2014, the Company again reported the fastest revenue growth in the industry for both service and total revenues. Service revenues for the fourth quarter of 2014 grew by 13.6% year-over-year, which was an acceleration compared to the third quarter of 2014 when service revenues increased by 10.6% year-over-year. On a sequential basis, service revenues grew by 3.3%. The sequential and year-over-year increase in service revenues was primarily due to rapid growth in the Company’s customer base, partially offset by lower branded postpaid phone ARPU. T-Mobile’s total revenues for the fourth quarter of 2014 grew by 19.4% year-over-year due to very strong growth in equipment sales revenues, driven by record smartphone sales, and growth in service revenues. On a sequential basis, total revenues increased by 10.9%. Full-year 2014 service revenues increased by 9.0% year-over-year, and total revenues increased by 13.1% year-over-year.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Adjusted EBITDA for the fourth quarter of 2014 was $1.751 billion, up 41.3% year-over-year and 30.1% sequentially. Sequentially and year-over-year, the increase was primarily due to higher branded postpaid and prepaid revenues from growth in the customer base as well as disciplined cost control. The Adjusted EBITDA margin was 30% for the fourth quarter of 2014, up from 24% in both the fourth quarter of 2013 and third quarter of 2014. For the full-year 2014, Adjusted EBITDA amounted to $5.636 billion, up 6.0% year-over-year.

Network Expansion and Capital Expenditures
The Company’s network expansion is continuing at an accelerated pace. T-Mobile’s 4G LTE network - America’s Fastest - covered 265 million people at the end of 2014, exceeding the original year-end target of 250 million. The Company is targeting coverage of 300 million people by year-end 2015. T-Mobile is rapidly deploying Wideband LTE, while at the same time rolling out 4G LTE on its 700 MHz A-Block and 1900 MHz PCS spectrum. At the end of 2014, Wideband LTE was available in 121 market areas and the goal is to expand the service to over 150 market areas by the end of 2015. Building on the A-Block spectrum acquisition from Verizon, the Company continues to expand its 700 MHz A-Block holdings, now reaching approximately 190 million POPs. The Company deployed 700 MHz A-Block spectrum in Cleveland, Colorado Springs, Minneapolis, and Washington DC in 2014, and has already added Houston and Dallas in 2015.

Cash capital expenditures reflect T-Mobile’s continued investment in network modernization, 4G LTE deployment, and commencement of the 4G LTE rollout on its 700 MHz A-Block and 1900 MHz PCS spectrum. In the fourth quarter of 2014, cash capital expenditures were $1.3 billion, up from $1.1 billion in the third quarter of 2014 and $0.9 billion in the fourth quarter of 2013. Cash capital expenditures for 2014 amounted to $4.3 billion, up from $4.2 billion in 2013.

In January 2015, the FCC announced that T-Mobile was the winning bidder of AWS-3 spectrum licenses covering approximately 97 million people for an aggregate bid price of $1.8 billion. T-Mobile will pay the FCC $1.4 billion for the AWS-3 spectrum licenses in March 2015, which is net of the $0.4 billion deposit paid to the FCC in October 2014. T-Mobile expects to receive the AWS-3 spectrum licenses, subject to regulatory approval, in the second quarter of 2015.

MetroPCS Combination
T-Mobile continued to make progress on the expansion and integration of MetroPCS. As of December 31, 2014, MetroPCS was available in 55 markets with nearly 11,000 points of sale in total, including 4,500 points of sale in the 40 expansion markets.

The MetroPCS customer base continues to rapidly migrate off the legacy CDMA network. At the end of the fourth quarter of 2014, 87% of the total MetroPCS customer base was on the T-Mobile network. Approximately 73% of the MetroPCS spectrum had been re-farmed and integrated into the T-Mobile network at the end of 2014.

In the fourth quarter of 2014, T-Mobile decommissioned the CDMA portion of the MetroPCS networks in Philadelphia, Los Angeles, San Francisco, and Sacramento. Total decommissioning costs for CDMA network shutdowns amounted to $263 million in 2014. In 2015, the Company has already decommissioned the CDMA portion of the MetroPCS networks in Atlanta and the Detroit metro area, bringing the overall total to 8 market shutdowns so far. The Company expects to decommission all the remaining CDMA markets by the second half of 2015, and expects to incur additional network decommissioning costs in the range of $500 million to $600 million with substantially all the costs expected to be incurred in 2015.

T-Mobile expects to reach full run-rate synergies of at least $1.5 billion by 2016. Given the accelerated timeline in synergy realization, the Company now expects the net present value of the synergies to be between $9 and $10 billion, up from the original projection of $6 to $7 billion.

2015 Outlook Guidance
T-Mobile expects to drive further customer momentum while delivering strong growth in Adjusted EBITDA. With the success of its Simple Choice plan and the continued evolution of the Un-carrier strategy, branded postpaid net customer additions for 2015 are expected to be between 2.2 and 3.2 million.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

For full-year 2015, T-Mobile expects Adjusted EBITDA to be in the range of $6.8 to $7.2 billion. Adjusted EBITDA in the first quarter of 2015 is expected to be significantly impacted by a large investment  to front end customer growth in 2015, similar to what the Company did in 2014. In addition, the first quarter of 2015 will reflect the accounting treatment of Un-carrier 8.0: Data Stash, which is expected to have a non-cash impact in the range of $100 million to $150 million. The accounting treatment of the initial 10 GB allotment, which is a revenue deferral, is expected to fully reverse itself during 2015.

Cash capital expenditures for 2015 are expected to be in the range of $4.4 to $4.7 billion.

Quarterly Financial Results
For more details on T-Mobile’s fourth quarter and full-year 2014 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

T-Mobile Social Media
Investors and others should note that the Company announces material financial and operational information to its investors using its investor relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the Twitter accounts @TMobileIR and @JohnLegere, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. The social media channels that the Company intends to use as a means of disclosing the information described above may be updated from time to time as listed on the Company’s investor relations website.

About T-Mobile US, Inc.:
As America's Un-carrier, T-Mobile US, Inc. (NYSE: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to more than 55 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com.

Q4 and Full Year 2014 Earnings Conference Call

T-Mobile US, Inc. will host a conference call to discuss its financial and operational results for the fourth quarter and full year 2014.

T-Mobile Conference Call Information:
Date:	Thursday, February 19, 2015
Time:	9:00 a.m. (EST)
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	9780158

Please plan on accessing the conference call ten minutes prior to the scheduled start time. The earnings call will be broadcast via the Company's Investor Relations website at http://investor.t-mobile.com, and an embedded livestream video on Twitter handle @TMobileIR.
T-Mobile will also take questions via SMS using 313131 using the keyword TMUSAQ followed by a space or directed at the Twitter handle @TMobileIR, using #TMUSearnings.
A replay of the conference call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 9780158.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, integration of MetroPCS, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2014. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-MOBILE US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. T-Mobile believes the non-GAAP financial measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors, and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	2013	2014
Net income (loss)	$107	$(16)	$(36)	$(20)	$(151)	$391	$(94)	$101	$35	$247
Adjustments:
Interest expense to affiliates	178	225	183	92	18	85	83	92	678	278
Interest expense	51	109	151	234	276	271	260	266	545	1,073
Interest income	(35)	(40)	(50)	(64)	(75)	(83)	(97)	(104)	(189)	(359)
Other expense (income), net	6	(118)	7	16	6	12	14	(21)	(89)	11
Income tax expense (benefit)	72	21	42	(119)	(102)	286	(117)	99	16	166
Operating income (loss)	379	181	297	139	(28)	962	49	433	996	1,416
Depreciation and amortization	755	888	987	997	1,055	1,129	1,138	1,090	3,627	4,412
Cost of MetroPCS business combination	13	26	12	57	12	22	97	168	108	299
Stock-based compensation (1)	—	6	48	46	49	63	45	54	100	211
Gains on disposal of spectrum licenses (1)	—	—	—	—	—	(731)	11	—	—	(720)
Other, net (1)	31	23	—	—	—	6	6	6	54	18
Adjusted EBITDA	$1,178	$1,124	$1,344	$1,239	$1,088	$1,451	$1,346	$1,751	$4,885	$5,636
Adjusted EBITDA of MetroPCS (2)	291	141	—	—	—	—	—	—	432	—
Pro Forma Combined Adjusted EBITDA	$1,469	$1,265	$1,344	$1,239	$1,088	$1,451	$1,346	$1,751	$5,317	$5,636

(1)
Stock-based compensation includes tax impacts and may not agree to stock based compensation expense in the consolidated financial statements. Gains on disposal of spectrum licenses and Other, net transactions may not agree in total to the Gains on disposal of spectrum licenses and Other, net in the Consolidated Statements of Comprehensive Income (Loss) primarily due to certain routine operating activities, such as insignificant or routine spectrum license exchanges that would be expected to reoccur, and are therefore included in Adjusted EBITDA.

(2)
The Adjusted EBITDA of MetroPCS for the second quarter of 2013 reflects the Adjusted EBITDA of MetroPCS for April 2013 and is included for informational purposes to allow for a comparison of T-Mobile’s Adjusted EBITDA for periods following the completion of the business combination of T-Mobile USA and MetroPCS to pro forma combined Adjusted EBITDA for periods prior to the completion of the business combination. For the first quarter of 2013, the Adjusted EBITDA of MetroPCS reflects the amounts previously reported by MetroPCS.

"Adjusted EBITDA" - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA is a non-GAAP financial measure utilized by our management to monitor the financial performance of our operations. We use Adjusted EBITDA internally as a metric to evaluate and compensate our personnel and management for their performance, and as a benchmark to evaluate our operating performance in comparison to our competitors. Management also uses Adjusted EBITDA to measure our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements, and to fund future growth. We believe analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. The reconciliation of Adjusted EBITDA to net income (loss) is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPA and ABPA and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPA and ABPA:

(in millions, except average number of accounts, ARPA and ABPA)	Quarter								Year Ended December 31,
	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	2013	2014
Calculation of Branded Postpaid ARPA
Branded postpaid service revenues	$3,263	$3,284	$3,302	$3,317	$3,447	$3,511	$3,670	$3,764	$13,166	$14,392
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	9,275	9,441	9,772	10,064	10,543	10,928	11,141	11,421	9,638	11,008
Branded postpaid ARPA	$117.27	$115.95	$112.64	$109.85	$108.97	$107.11	$109.80	$109.87	$113.84	$108.95

Calculation of Branded Postpaid ABPA
Branded postpaid service revenues	$3,263	$3,284	$3,302	$3,317	$3,447	$3,511	$3,670	$3,764	$13,166	$14,392
Add: EIP billings	194	314	435	528	657	810	967	1,162	1,471	3,596
Total billings for branded postpaid customers	$3,457	$3,598	$3,737	$3,845	$4,104	$4,321	$4,637	$4,926	$14,637	$17,988
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	9,275	9,441	9,772	10,064	10,543	10,928	11,141	11,421	9,638	11,008
Branded postpaid ABPA	$124.24	$127.04	$127.47	$127.34	$129.74	$131.81	$138.73	$143.79	$126.55	$136.17

Average Revenue Per Account (ARPA) - Average monthly branded postpaid service revenue earned per account. Branded postpaid service revenues for the specified period divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period. T-Mobile considers branded postpaid ARPA to be indicative of its revenue growth potential given the increase in the average number of branded postpaid phone customers per account and increased penetration of mobile broadband devices.

Average Billings Per Account (ABPA) - Average monthly branded postpaid service revenue earned from customers plus equipment installment plan (EIP) billings divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period. T-Mobile believes average branded postpaid customer billings per account is indicative of estimated cash collections, including equipment installments, from T-Mobile's customers each month on a per account basis.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPU and ABPU and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU and ABPU:

(in millions, except average number of customers, ARPU and ABPU)	Quarter								Year Ended December 31,
	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	2013	2014
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$3,263	$3,284	$3,302	$3,317	$3,447	$3,511	$3,670	$3,764	$13,166	$14,392
Less: Branded postpaid mobile broadband revenues	(44)	(42)	(41)	(42)	(47)	(54)	(68)	(92)	(169)	(261)
Branded postpaid phone service revenues	$3,219	$3,242	$3,261	$3,275	$3,400	$3,457	$3,602	$3,672	$12,997	$14,131
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	19,689	19,999	20,657	21,352	22,447	23,368	24,091	25,359	20,424	23,817
Branded postpaid phone ARPU	$54.50	$54.04	$52.62	$51.13	$50.48	$49.32	$49.84	$48.26	$53.03	$49.44

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$3,263	$3,284	$3,302	$3,317	$3,447	$3,511	$3,670	$3,764	$13,166	$14,392
Add: EIP billings	194	314	435	528	657	810	967	1,162	1,471	3,596
Total billings for branded postpaid customers	$3,457	$3,598	$3,737	$3,845	$4,104	$4,321	$4,637	$4,926	$14,637	$17,988
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	20,117	20,425	21,084	21,805	22,975	24,092	25,095	26,572	20,858	24,683
Branded postpaid ABPU	$57.28	$58.72	$59.08	$58.78	$59.54	$59.79	$61.59	$61.80	$58.48	$60.73

Calculation of Branded Prepaid ARPU
Branded Prepaid Service Revenues	$503	$1,242	$1,594	$1,606	$1,648	$1,736	$1,790	$1,812	$4,945	$6,986
Divided by: Average number of branded prepaid customer (in thousands) and number of months in period	5,936	11,902	14,877	14,935	15,221	15,569	15,875	16,097	11,913	15,691
Branded prepaid ARPU	$28.25	$34.78	$35.71	$35.84	$36.09	$37.16	$37.59	$37.51	$34.59	$37.10

Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.

Branded Postpaid Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus EIP billings divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including equipment installments, from T-Mobile's customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Pro Forma Combined Results

The following pages contain certain pro forma combined financial and other operating data presented solely for informational purposes to provide comparative customer and financial trends for the combined company resulting from the combination of T-Mobile USA and MetroPCS.  The pro forma combined amounts were created by combining certain financial results and other operating data of the individual entities for the relevant periods.  The pro forma combined financial data have not been determined in accordance with the requirements of Article 11 of Regulation S-X.

Pro Forma Combined Reconciliations

	Quarter								Year Ended December 31,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	2013	2014
Service Revenues
T-Mobile (1)	$4,005	$4,756	$5,138	$5,169	$5,337	$5,484	$5,684	$5,870	$19,068	$22,375
MetroPCS	1,101	366	—	—	—	—	—	—	1,467	—
Total service revenues	$5,106	$5,122	$5,138	$5,169	$5,337	$5,484	$5,684	$5,870	$20,535	$22,375

Branded Revenues
T-Mobile (1)	$3,766	$4,526	$4,896	$4,923	$5,095	$5,247	$5,460	$5,576	$18,111	$21,378
MetroPCS	1,101	366	—	—	—	—	—	—	1,467	—
Total branded revenues	$4,867	$4,892	$4,896	$4,923	$5,095	$5,247	$5,460	$5,576	$19,578	$21,378

Branded Prepaid Revenues
T-Mobile (1)	$503	$1,242	$1,594	$1,606	$1,648	$1,736	$1,790	$1,812	$4,945	$6,986
MetroPCS	1,101	366	—	—	—	—	—	—	1,467	—
Total branded prepaid revenues	$1,604	$1,608	$1,594	$1,606	$1,648	$1,736	$1,790	$1,812	$6,412	$6,986

Total Revenues
T-Mobile (1)	$4,677	$6,228	$6,688	$6,827	$6,875	$7,185	$7,350	$8,154	$24,420	$29,564
MetroPCS	1,287	423	—	—	—	—	—	—	1,710	—
Total revenues	$5,964	$6,651	$6,688	$6,827	$6,875	$7,185	$7,350	$8,154	$26,130	$29,564

	Quarter								Year Ended December 31,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	2013	2014
Cash Capex - Property & Equipment
T-Mobile (1)	$1,076	$1,050	$1,017	$882	$947	$940	$1,131	$1,299	$4,025	$4,317
MetroPCS	154	61	—	—	—	—	—	—	215	—
Total Cash Capex - Property & Equipment	$1,230	$1,111	$1,017	$882	$947	$940	$1,131	$1,299	$4,240	$4,317

(1) The second quarter of 2013 represents the results for T-Mobile USA for April 2013 and the results for T-Mobile USA and MetroPCS on a combined basis for May and June 2013, as the business combination was completed on April 30, 2013.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Pro Forma Combined Results (continued)

	Quarter								Year Ended December 31,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	2013	2014
Simple Free Cash Flow
Pro Forma Combined Adjusted EBITDA	$1,469	$1,265	$1,344	$1,239	$1,088	$1,451	$1,346	$1,751	$5,317	$5,636
Pro Forma Combined Total Cash Capex - Property & Equipment	1,230	1,111	1,017	882	947	940	1,131	1,299	4,240	4,317
Simple Free Cash Flow	$239	$154	$327	$357	$141	$511	$215	$452	$1,077	$1,319

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com